Exhibit 10.4

AMENDMENT AND SETTLEMENT AGREEMENT

This Amendment and Settlement Agreement  (this “Amendment”) is made and entered into this 6th day of January, 2013 (the Effective Date”) by and between the Broadcast International, Inc., a Utah Corporation (the “Company”), and Rodney M. Tiede (“Employee”).

Whereas, the Employee entered into an employment agreement with the Company dated February 25, 2004, (the “Agreement”); and

Whereas, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with AllDigital Holdings, Inc. (“AllDigital”), and AllDigital has indicated that it is unwilling to execute the Merger Agreement unless the Amendment has been executed; and

Whereas, the Employee and the Company have agreed to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Employee and the Company hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used but not defined herein have the meaning set forth in the Agreement.

2.
Term of Agreement.   Section 1 of the Agreement is hereby amended to delete all language after the definition of Employment Term and to add the following sentence at the end of the Section:  Notwithstanding the foregoing, or anything in this Agreement to the contrary, the employment of Employee by the Company shall be “at will”, and this Agreement shall be terminable by Employee or the Company at any time without advanced written notice of any kind.

3.	Duties and Powers. Section 2 of the Agreement is hereby amended as follows:

(a)	Section 2(b) is deleted.

(b)
The following is added add the end of Section 2:  As long as the Board of Directors has established an Executive Committee (the “Executive Committee”), Employee shall report to the Executive Committee.  Other than expenses required to by paid by contracts in existence as of the date hereof, Employee shall not incur or authorize expenditures in excess of $250.00 except in accordance with a budget approved by the Executive Committee or approved by the Executive Committee on a case-by-case basis.

4.	Salaries and Benefits. In Section 3(a), the Base Salary Amount shall be reduced to $180,000 per year.

5.	Termination and Change of Control Benefits. Section 8 and 9 of this Agreement are hereby deleted.

6.
Accrued Leave. Employee hereby waives and releases the Company from any obligation to compensate Employee for vacation or leave that has accrued prior to the date hereof or that accrues after the date hereof.  Notwithstanding anything in the Agreement or any Company policy to the contrary, Employee’s vacation and other leave shall be on a “use it or lose it” basis.    Reimbursement for expenses incurred by the Employee in the course of his employment shall not be waived, but shall be paid by the Company.

7.
Consideration.   If (a) Employee remains employed with the Company for sixty days following, or (b) if the employment of Employee is terminated by the Company at any time after the Effective Date, the Company shall, within three business days of the earlier to occur of (a) or (b), issue to Employee 529,100 shares of common stock of the Company (the “Shares”) in a private placement pursuant to Section 4(2) and/or Rule 506 under the Securities Act of 1933, as amended, within. If Employee resigns or otherwise terminates his own employment for any reason during the sixty-day period following the Effective Date, the Company shall have no obligations under this Section 7. Employee represents that Employee is an “accredited investor” in that Employee is an executive officer and/or director of the Company (and otherwise sufficiently sophisticated in financial matters as to evaluate the decision to acquire the Shares and enter into this Agreement), that Employee has full access to all material information regarding the Company and its operations and that Employee is acquiring the Shares for investment purposes, and not with a view to distribute the same.  The Shares shall be subject to standard Rule 144 restrictive legends.

8.
Mutual Releases. Except for rights arising under the Agreement, as amended by this Amendment, after the date hereof and any rights Employee or the Company has under any options, restrictive stock units or warrants to purchase the Company’s common stock held by Employee, as of the Effective Date, Employee, on the one hand, and the Company on the other hand, hereby fully, forever, irrevocably and unconditionally (i) release, remise, and discharge each other, and each of their respective agents, spouses, employees, officers, directors, shareholders, attorneys, counsel and affiliates from, and (ii) agree and covenant not to institute, submit, file or bring, or permit to be instituted, submitted, filed or brought on his or its behalf against the other in any court, administrative agency, or other forum, any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, leases, doings, omissions, damages, executions, obligations, liabilities, and expenses, and any and all other claims of every kind, nature and description whatsoever (including attorneys' fees and costs), whether known or unknown, either at law, in equity, or mixed, that either ever had, now has, or can, shall, or may have, against the other by reason of, on account of, or arising out of any matter, cause or thing whatsoever, which has happened, developed, or occurred before the Effective Date including but not limited to (A) any and all claims, asserted or unasserted, arising from employment with or separation from the Company, and specifically including any claims under any federal, state or local labor, employment, discrimination, human rights, civil rights, wage/hour, pension, or tort law, statute, order, rule, regulation or public policy, including but not limited to, those arising under (all as amended) the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act of 1970, the Americans With Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, and the Consolidated Omnibus Budget Reconciliation Act of 1985, (B) those arising under common law, including but not limited to claims or suits for intentional interference with contractual relations, breach of the implied covenant of good faith and fair dealing, breach of contract, wrongful termination, negligent supervision, negligence, intentional and negligent infliction of emotional distress, defamation, false imprisonment, libel, and slander, (C) any indebtedness or alleged indebtedness between Employee and either Company, (D) any vacation, leave or other accruals, and (E) any other action or grievance against the other party, or any of its respective agents, spouses, employees, officers, directors, shareholders, attorneys, counsel and affiliates, based upon any conduct whatsoever, which has happened, developed, or occurred before the Effective Date.  It is expressly agreed and understood that the releases contained here are GENERAL RELEASES.  In the event that any party institutes any action hereby released or to which he or it has agreed not to sue, the claim shall be dismissed immediately upon presentation of this Amendment.

9.
Acknowledgment of Agreement. This Amendment shall constitute an amendment to the Agreement in accordance with the terms thereof.  The Agreement, as amended by this Amendment, shall continue in full force and effect.  From and after the date hereof, references to the Agreement shall be deemed to be references to the Agreement, as amended by this Amendment.

10.	Other.

(a)
Governing Law.  This Amendment shall be governed by and be construed in accordance with the internal laws of the State of Utah applicable to agreements made and to be performed entirely with such state.

(b)	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)
Attorneys’ fees.  In the event there is a default under this Amendment, the party in default shall pay all costs, expenses and attorneys’ fees incurred by the other party in enforcing its rights hereunder.

(d)	Headings. The headings in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

(e)
Further Actions.  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by the other party to consummate the termination and to transfer with full title all stock transferred herewith or to otherwise effect the other purposes of this Amendment.

(f)
Authority of Signors.  Each of the signors of this Amendment represents and warrants that he has the authority from each respective party to enter into this Amendment for and in behalf of the party for which and that such action has been duly authorized by the appropriate corporate action by the party.

(g)
Availability of Counsel.  Employee does hereby agree that he has had the availability of his person legal counsel in connection with the review and execution of this Amendment and does so being fully advised of its implications and legal results.

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In witness whereof, the parties have executed this Amendment and Settlement Agreement effective as of the date first above written.

BROADCAST INTERNATIONAL, INC	EMPLOYEE

/s/ R. Phil Zobrist	/s/ Rodney M. Tiede
By: R. Phil Zobrist	Rodney M. Tiede
Title: Chairman of the Compensation
Committee and Board member